Exhibit 99.1

Contact:	Adam Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE ANNOUNCES A 21.4% INCREASE IN SECOND-QUARTER EARNINGS PER DILUTED SHARE TO $1.19 ON REVENUE OF $839.9 MILLION

Operating Ratio Improves 140 Basis Points to Quarterly Company Record of 80.9%

THOMASVILLE, N.C. - (July 27, 2017) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and six-month periods ended June 30, 2017, which include the following:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In thousands, except per share amounts)	2017	2016	% Chg.	2017	2016	% Chg.
Revenue	$839,912	$755,435	11.2%	$1,594,008	$1,463,168	8.9%
Operating income	$160,432	$133,436	20.2%	$268,554	$232,984	15.3%
Operating ratio	80.9%	82.3%		83.2%	84.1%
Net income	$98,418	$81,388	20.9%	$164,210	$141,673	15.9%
Basic earnings per share	$1.20	$0.98	22.4%	$1.99	$1.69	17.8%
Diluted earnings per share	$1.19	$0.98	21.4%	$1.99	$1.69	17.8%
Basic weighted average shares outstanding	82,319	83,354	(1.2)%	82,334	83,669	(1.6)%
Diluted weighted average shares outstanding	82,428	83,381	(1.1)%	82,436	83,682	(1.5)%
“Old Dominion produced strong financial results for the second quarter of 2017, which included a double-digit increase in revenue and an increase of more than 20% in earnings per diluted share,” said David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion. “These were the best growth rates in revenue and earnings per share since our first quarter of 2015. The 11.2% increase in revenue for the second quarter was driven by a 6.1% increase in LTL tonnage per day and a 5.1% increase in LTL revenue per hundredweight. Excluding fuel surcharges, our LTL revenue per hundredweight increased 3.8%. We believe that the growth in LTL tonnage was attributable to the continued improvement in the domestic economy and the consistent execution of our long-term strategic plan of delivering superior service at a fair price.

“The Company’s operating ratio in the second quarter of 2017 improved 140 basis points to a new Company record of 80.9%. This improvement was generally due to the leverage created by our accelerated revenue growth, which benefited from increases in both freight density and yield. As a result, most of our operating costs improved as a percent of revenue when compared to the second quarter of 2016.

- MORE -

ODFL Reports Second-Quarter Financial Results

July 27, 2017

“We continued to deliver best-in-class service to our customers in the second quarter of 2017, with on-time deliveries in excess of 99% and a cargo claims ratio that improved to a new Company record of less than 0.2%. With revenue growth continuing into the third quarter, we intend to hire additional employees so that we can continue to deliver superior service and position ourselves to win additional market share.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $127.7 million for the second quarter of 2017 and $238.5 million for the first half of the year. The Company had $33.8 million in cash and cash equivalents at the end of the second quarter and a ratio of debt-to-total capitalization of 4.5% compared with 11.1% at June 30, 2016.

Capital expenditures were $131.3 million for the second quarter of 2017 and $188.3 million for the first half of the year. The Company expects its capital expenditures for 2017 to total approximately $400 million, including planned expenditures of $185 million for real estate and service center expansion projects, $170 million for tractors and trailers, and $45 million for technology and other assets. The Company recently increased its estimated annual expenditures for tractors and trailers by $15 million due to its growth expectations. This increase is consistent with the Company’s historical practice of reinvesting in its business to support long-term market share gains by ensuring it has the capacity to meet the service expectations of its customers.

Old Dominion returned $15.3 million of capital to its shareholders in the second quarter of 2017 and $23.6 million for the first half of the year. This year-to-date total includes $16.5 million in cash dividends and $7.1 million of share repurchases, leaving $192.8 million available for share repurchases under the Company’s current $250.0 million stock repurchase program.

Summary

Mr. Congdon concluded, “Old Dominion’s robust second-quarter operating and financial performance highlighted many of the core strengths of our business model. We are encouraged by these results as well as our revenue growth trends and the momentum of the domestic economy. As a result, we will continue to make the investments necessary to support the future growth of our business. We thank our employees for their continued execution of our business model, which we believe supports long-term growth in shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through August 27, 2017. A telephonic replay will also be available through August 4, 2017, at (719) 457-0820, Confirmation Number 9007431.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, which could negatively impact our total overall pricing strategy and our ability to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including our ability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which

- MORE -

ODFL Reports Second-Quarter Financial Results

July 27, 2017

may decrease demand for our services; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including costs associated with employee healthcare plans; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings, inquiries, notices or investigations; (17) the costs and potential liabilities related to our international business operations and relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (19) seasonal trends in the less-than-truckload industry, including harsh weather conditions and disasters; (20) our dependence on key employees; (21) the concentration of our stock ownership with the Congdon family; (22) the costs and potential adverse impact associated with future changes in accounting standards or practices; (23) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (24) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (25) the costs and potential adverse impact associated with transitional challenges in upgrading or enhancing our technology systems; (26) damage to our reputation through unfavorable publicity; (27) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (28) dilution to existing shareholders caused by any issuance of additional equity; (29) the impact of a quarterly cash dividend or the failure to declare future cash dividends; (30) fluctuations in the market value of our common stock; (31) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (32) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances, and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

- MORE -

ODFL Reports Second-Quarter Financial Results

July 27, 2017

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Second Quarter				Year to Date
(In thousands, except per share amounts)	2017		2016		2017		2016
Revenue	$839,912	100.0%	$755,435	100.0%	$1,594,008	100.0%	$1,463,168	100.0%

Operating expenses:
Salaries, wages & benefits	441,904	52.6%	408,424	54.1%	858,408	53.9%	809,293	55.3%
Operating supplies & expenses	88,580	10.6%	80,335	10.6%	179,567	11.3%	155,707	10.7%
General supplies & expenses	28,283	3.4%	22,778	3.0%	51,155	3.2%	43,920	3.0%
Operating taxes & licenses	24,961	3.0%	23,466	3.1%	48,983	3.1%	46,654	3.2%
Insurance & claims	9,314	1.1%	9,363	1.2%	18,104	1.1%	19,607	1.3%
Communications & utilities	7,022	0.8%	7,327	1.0%	14,455	0.9%	14,332	1.0%
Depreciation & amortization	50,449	6.0%	46,480	6.1%	100,736	6.3%	91,252	6.2%
Purchased transportation	20,860	2.5%	18,176	2.4%	38,857	2.4%	36,672	2.5%
Building and office equipment rents	1,982	0.2%	2,164	0.3%	4,096	0.3%	4,437	0.3%
Miscellaneous expenses, net	6,125	0.7%	3,486	0.5%	11,093	0.7%	8,310	0.6%

Total operating expenses	679,480	80.9%	621,999	82.3%	1,325,454	83.2%	1,230,184	84.1%

Operating income	160,432	19.1%	133,436	17.7%	268,554	16.8%	232,984	15.9%

Non-operating expense (income):
Interest expense	642	0.1%	1,064	0.2%	1,237	0.1%	2,247	0.1%
Interest income	(69)	(0.0)%	(12)	(0.0)%	(104)	(0.0)%	(28)	(0.0)%
Other (income) expense, net	(431)	(0.1)%	260	0.0%	(22)	(0.0)%	776	0.1%

Income before income taxes	160,290	19.1%	132,124	17.5%	267,443	16.7%	229,989	15.7%

Provision for income taxes	61,872	7.4%	50,736	6.7%	103,233	6.4%	88,316	6.0%

Net income	$98,418	11.7%	$81,388	10.8%	$164,210	10.3%	$141,673	9.7%

Earnings per share:
Basic	$1.20		$0.98		$1.99		$1.69
Diluted	1.19		0.98		1.99		1.69

Weighted average outstanding shares:
Basic	82,319		83,354		82,334		83,669
Diluted	82,428		83,381		82,436		83,682

- MORE -

ODFL Reports Second-Quarter Financial Results

July 27, 2017

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Second Quarter			Year to Date
	2017	2016	% Chg.	2017	2016	% Chg.
Work days	64	64	—%	128	128	—%
Operating ratio	80.9%	82.3%		83.2%	84.1%
LTL intercity miles (1)	150,991	145,754	3.6%	290,743	286,570	1.5%
LTL tons (1)	2,148	2,025	6.1%	4,118	3,948	4.3%
LTL tonnage per day	33,563	31,641	6.1%	32,172	30,844	4.3%
LTL shipments (1)	2,742	2,597	5.6%	5,265	5,086	3.5%
LTL revenue per intercity mile	$5.49	$5.10	7.6%	$5.43	$5.03	8.0%
LTL revenue per hundredweight	$19.31	$18.37	5.1%	$19.18	$18.26	5.0%
LTL revenue per hundredweight, excluding fuel surcharges	$17.23	$16.60	3.8%	$17.09	$16.57	3.1%
LTL revenue per shipment	$302.51	$286.51	5.6%	$299.93	$283.49	5.8%
LTL revenue per shipment, excluding fuel surcharges	$269.92	$258.90	4.3%	$267.30	$257.34	3.9%
LTL weight per shipment (lbs.)	1,567	1,559	0.5%	1,564	1,553	0.7%
Average length of haul (miles)	917	929	(1.3)%	918	932	(1.5)%
Average full-time employees	17,644	17,501	0.8%	17,578	17,627	(0.3)%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	June 30,	December 31,
(In thousands)	2017	2016
Cash and cash equivalents	$33,833	$10,171
Other current assets	410,779	372,451
Total current assets	444,612	382,622
Net property and equipment	2,321,243	2,241,402
Other assets	74,343	72,223
Total assets	$2,840,198	$2,696,247

Current maturities of long-term debt	$50,000	$—
Other current liabilities	294,410	288,636
Total current liabilities	344,410	288,636
Long-term debt	45,000	104,975
Other non-current liabilities	457,797	451,478
Total liabilities	847,207	845,089
Equity	1,992,991	1,851,158
Total liabilities & equity	$2,840,198	$2,696,247
Note: The financial and operating statistics in this press release are unaudited.

- END -